Exhibit 10.1

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the "Agreement") is made and dated as of April 20, 2005 (the “Agreement Date”)

BY AND AMONGST

FAR EAST INTERNATIONAL PETROLEUM COMPANY (PURVI1#147;FEIPCOPURVI1#148;), a Hashemite Kingdom of Jordan registered limited liability company in good standing with its principal office and branch address in the Jebel Ali Free Zone, P.O. Box 116733, Dubai, United Arab Emirates.

[OF THE FIRST PART]

AND

HEARTLAND INTERNATIONAL OIL CORPORATION ("HIOC"), a British Virgin Islands (BVI) corporation in good standing, with an office address at 200 Burrard St, suite 1925, Vancouver, B.C., Canada.V6C 3L6.

[OF THE SECOND PART]

WITNESSETH WHEREAS: FEIPCO and HIOC are referred to collectively as the “Parties” and individually and singularly, as a “Party”.

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RECITALS

A.	FEIPCO is in the business of marketing and selling hydrocarbons.

B.	Heartland is an oil and gas exploration company.

C.         Each of FEIPCO and Heartland desire to form a jointly-owned, privately-held, company (the “Company”) to be incorporated in the British Virgin Islands, or such other jurisdiction as may be mutually agreed by the parties, for the purpose set forth in Section 2.1 and as otherwise provided in this Agreement including, without limitation, to pursue turnkey drilling contracts with the Northern Oil Company and /or the Southern Oil Company, Ministry of Oil, Republic of Iraq (collectively and individually, as the case may be, referred to hereinafter as “SOC”); and to drill, case and complete oil wells in the area known to the parties hereto as West Qurnah and North Rumailia fields, Republic of Iraq.

D.         The Parties signed a Memorandum of Agreement dated March 7, 2005 concerning the Company and the joint venture. To better preserve their right to bid on a "turnkey contract " for the drilling of 64 wells under a public tender with SOC on or about March 16, 2005 the Parties were required to post a bid bond with SOC in the amount of USD 1 million of which USD 250,000 was advanced by Heartland and USD 750,000 was advanced by FEIPCO. In consideration of Heartland advancing monies under the bid bond in advance of the delivery and execution of a final form joint venture agreement, FEIPCO provided Heartland with the form of guarantee and indemnity attached hereto as Schedule A. To further give SOC evidence of the intent of the joint venture to proceed with the bidding of the drilling of the 64 wells, FEIPCO delivered to SOC the form of letter set out in Schedule B hereto. SOC acknowledged and accepted the Parties’ notice of intent to bid, such acceptance being set out under the hand of various authorized signatories of SOC as evidenced on Schedule B. To further evidence the intent of the Parties to expand the bid to include the drilling and provision of related services of the 64 wells, FEIPCO further paid to SOC an additional bid

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bond in the amounts set out in Schedule C hereto, the receipt of which is evidenced by SOC thereon.

E.         The Parties desire to define their roles and responsibilities in more detail with respect to the Company and the joint venture.

NOW, THEREFORE, the Parties in consideration of their mutual promises in this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1       Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in Schedule I.

ARTICLE 2

Company FORMATION

2.1       Formation and Purpose. The Parties shall form the Company as a special purpose vehicle for the exclusive purpose of

(i)

pursuing business opportunities in Iraq relating to the exploration, drilling, production and marketing of hydrocarbons and the procurement or provision of related oilfield services; including without limitation drilling and related service contracts and production sharing agreements;

(ii)

undertaking and/or pursuing any additional opportunities that may arise relating to or from the foregoing, all in accordance with the terms and conditions of this Agreement and all applicable laws and regulations, and in accordance with the Company

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Formation Documents in a form to be promptly agreed between the Parties by no later than May 5, 2005.

2.2       Initial Shareholders of the Company. The initial Shareholders of the Company shall be Heartland and FEIPCO.

2.3	Name. The Company shall have the name “Arabian Heartland International Corp.”

2.4       Term. The Company shall exist until terminated as provided in this Agreement and/or in the Company Formation Documents.

2.5	Initial Capital Contributions; Issuance of Initial Shares.

(a)

The Company shall have an authorized capital of USD 50,000 comprising of 5,000 shares of USD 10 each. The total number of issued Shares for purposes of incorporation shall initially be 100. At the Closing, and subject to the terms and conditions of this Agreement, the Parties shall contribute USD 1,000 to the Company as follows:

(i)	Heartland shall contribute USD 400 to the Company, and

(ii)	FEIPCO shall contribute USD 600 to the Company.

(for each such Party, the “Initial Capital Contribution”).

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(b)	In exchange therefor, the Parties shall cause the Company to issue

(i)	40 Shares to Heartland, and

(ii)	60 Shares to FEIPCO.

(for each such Party, the “Initial Shares”).

(c)	Upon the issuance of all Initial Shares, (i) Heartland shall own a forty percent (40%) Interest, and (ii) FEIPCO shall own a sixty percent (60%) Interest.

ARTICLE 3

CLOSING OBLIGATIONS

3.1       Closing. Provided that all of the conditions set forth in Section 17.1 shall have been satisfied or waived in accordance with such Section, the Parties shall each do and perform, as applicable, the following at or prior to the Closing:

(a)	Heartland Obligations. Heartland shall:

(1)          execute the applicable Company Formation Documents and effect the Company Formation jointly with FEIPCO, including but not limited to the payment to the Company by Heartland of its Initial Capital Contribution;

(2)          deliver to FEIPCO the following (collectively, the “Heartland Certificates”):

Copies, certified by the Secretary of Heartland as of the date of the Closing, of (i) the memorandum and articles of association of Heartland

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and all amendments thereto, and (ii) the resolutions of the Board of Directors of Heartland authorizing the execution and delivery of this Agreement and all other agreements contemplated by this Agreement, and the taking of all such other actions as shall have been required as a condition to, or in connection with the consummation of such transactions.

(b)	FEIPCO Obligations. FEIPCO shall:

(1)          execute the applicable Company Formation Documents and effect the Company Formation jointly with Heartland, including but not limited to the payment to the Company by FEIPCO of its Initial Capital Contribution;

(2)          with effect from the Closing, be deemed to have assigned to the Company any and all right, title, interest, goodwill or beneficial rights whatsoever (“Rights”) in any bids for or contracts with SOC. To the extent that any rights remain in the name of FEIPCO after the Closing, FEIPCO agrees and undertakes that such rights are held in trust and for the beneficial interest of the Company. FEIPCO shall sign or procure such assignments and documents as may be required to perfect the aforesaid assignments.

(3)          deliver to Heartland the following (collectively, the “FEIPCO Certificates”):

Copies, certified by the General Manager of FEIPCO and a notary public as of the date of the Closing of (i) the Memorandum of Association, and/or other organizational documents of FEIPCO, and all amendments thereto, trade licence and commercial registration certificate under which such entity came into existence and is duly registered in its country of organization, (ii) a copy of the notarized

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powers of attorney, certified by the General Manager to be true, correct, and in full force and effect as of the date of the Closing, of each person executing this Agreement or any of the other Transaction Documents on behalf of FEIPCO, and (iv) the resolutions of the Board of Directors or comparable corporate governing authority of FEIPCO, authorizing the execution and delivery of this Agreement and all other agreements contemplated by this Agreement, and the taking of all such other actions as shall have been required as a condition to, or in connection with the consummation of such transactions.

3.2       Actions to be Taken by Company After Closing. As soon as practicable after Closing, and in no event later than fifteen (15) calendar days after Closing, the Shareholders shall cause the Company to hold, one (1) or more initial Shareholders and Board of Directors’ meetings to take, or cause the Company to take, all appropriate organizational actions, including but not limited to the issuance by the Company to the Shareholders of their respective Initial Shares and approval of mutually agreed pre-incorporation expenses incurred by the Parties (including travel and hotel expenses) which are to be assumed and borne by the Company. In addition, at such time the Shareholders shall cause the Company to:

(a)          become a party to this Agreement (through the execution and delivery of a ratification and assumption agreement in form and content reasonably acceptable to the Parties);

(b)	appoint the officers as contemplated by Article 6;

(c)          open one (1) or more operating accounts at such bank(s) and in such jurisdictions as agreed by the Parties, with such signatory powers and other signatory power limitations as the Parties may from time to time agree; and

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(d)          review and adopt an initial operating budget and authority for expenditure relating to the establishment of the Company and the development of the aforesaid initial bid proposal to SOC for the drilling of 64 wells.

ARTICLE 4

SHAREHOLDERS VOTING RIGHTS

4.1       General Voting Rights. The Shareholders shall vote their respective Shares which have been fully paid and are non-assessable in all general and special meetings of the Shareholders. The Shareholders shall hold a general Shareholders’ meeting at least once a year and may meet more often in special Shareholders’ meetings, each to be called and held as provided by the Company Formation Documents and pursuant to applicable law. The Company Formation Documents are to include provisions addressing personal delivery of notices of general and special Shareholders’ meetings as well as the waiver of such notices. The Shareholders shall at all times act by Supermajority Vote.

4.2       Decisions Requiring Shareholder Approval. Approval of the following actions shall require a Shareholder’s decision by Supermajority Vote:

(1)

any increase or decrease in the authorized share capital, any creation or issuance of any shares or the grant of options, warrants, bonds, notes or rights to subscribe for or purchase any such shares or other securities convertible or exchangeable into such shares;

(2)

the capitalisation, repayment or other form of distribution of any amounts standing to the credit of any reserves or the redemption or purchase of any shares that are junior to or rank on parity with the Shares or any other reorganisation of share capital;

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(3)	the declaration or payment of any dividend or the making of any distribution (other than interim payments approved by the Board of Directors);

(4)	the sale or disposal or other transfer of the whole or a material part of the Company’s assets in one transaction or a series of related transactions;

(5)	the consolidation, amalgamation or merger with any other company, entity or concern;

(6)	the alteration of the Company Formation Documents including the constitutional documents of the Company;

(7)	the dissolution, liquidation or winding-up or the filing for bankruptcy, making an assignment for the benefit of creditors, or the making of an administrative order;

(8)	changing its legal form;

(9)	any alterations or changes to the rights, preferences or privileges of the Shares;

(10)	offering any of the Shares for public subscription;

(11)	any changes to the size of the Board of Directors or alteration in the number of Board members that constitutes a quorum;

(12)	the entry into any lease, agreement, contract, arrangement, project or other transaction (a) involving an amount in aggregate in excess of one

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hundred thousand United States Dollars (US$100,000), or equivalent, or (b) having a term in excess of than three (3) years (including renewals or (c) otherwise than in the ordinary course of business

(13)	the borrowing of money in excess of United States Dollars one hundred thousand (US$ 100,000), or equivalent; or the guaranteeing or acting as surety for another;

(14)	the creation of any mortgage, lien or other encumbrance on the Company’s assets;

(15)	the opening, maintenance or closure of any bank account, and the alteration of any bank mandates;

(16)	the formation of any subsidiaries, and the sale or disposal of any subsidiaries or shares or interests therein;

(17)	the establishment or closure of any branch or representative office;

(18)	the assignment or granting of any intellectual property rights;

(19)	the approval of the terms of remuneration, if any, of any Director (and any amendment thereto);

(20)	the disclosure of any Confidential Information to a Third Party;

(21)	the approval of the Annual Budget; and

(22)	the appointment of any auditor of the Company or any subsidiary

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(23)

the acquisition of any shares or interest in any other company or entity or the participation in any partnership or joint venture, or the sale or other transfer of any such shares, interest or participation;

(24)	the lending of money;

(25)

the entry into any lease, agreement, contract, arrangement, project or other transaction with any Shareholder or affiliate of a Shareholder, and any waiver or variation of any terms of any such lease, agreement, contract, arrangement, project or other transaction;

(26)	the initiation or settlement of any lawsuit or other litigation or arbitration involving an amount in excess of ten thousand United States Dollars (US$10,000) or equivalent.

4.3       Voting of Shares. Each of the Shareholders shall vote its Shares or Interests to effectuate the provisions of this Agreement.

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ARTICLE 5

SHAREHOLDERS RIGHTS OF FIRST REFUSAL AND PREEMPTIVE RIGHTS

5.1       Transfer of Shares; Liens on Shares. (a) No Shareholder shall in any way, directly or indirectly, transfer, sell, convey, dispose of or assign (“Transfer”) any of their respective Shares or Interests unless in accordance with this Agreement and the Company Formation Documents. No Shareholder shall in any way, directly or indirectly, create, grant or suffer the creation of, or purport to create, grant or suffer the creation of, a Lien on all or any part of its Shares or Interests, whether or not any such Shares or Interests are fully paid and non-assessable.

(b)        Subject only to the Company Formation Documents and the provisions of this Agreement, any Shareholder may Transfer any Shares or Interests of such Shareholder to another person or entity by means of an instrument in writing in such form as may be approved by a resolution of the Shareholders from time to time and no Transfer shall be registered unless such instrument in proper form shall have been delivered to the Company.

(c)        A Shareholder may Transfer Shares or Interests to another person or entity (each a "Transferee") only after obtaining approval of a resolution of the Shareholders and after such Shares or Interests have first been offered on identical terms to the existing Shareholders pro rata to their proportionate Interest in the Company. Except as provided herein, a Shareholder may not Transfer Shares or Interests to a Transferee without first giving notice to the Company and offering the Shares or Interests to the other Shareholders pursuant to the procedures set forth below:

(1)	Notice of intention to Transfer Shares or Interests to a Transferee shall be made by the transferring Shareholder (the "Transferring Shareholder") in writing to the Board. The

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notice shall contain the terms and conditions of the intended Transfer and disclose the identity of the Transferee. The Board shall promptly relay the terms and conditions of the offer to the other Shareholders.

(2)

If the other Shareholders or any of them do not offer to purchase and to pay for any of the offered Shares or Interests within fifteen (15) calendar days of the notice by the Board to the other Shareholders, the Transferring Shareholder may then Transfer the Shares or Interests to the Transferee on the terms and conditions which were notified to the Board.

(3)

In the event that the other Shareholders or any of them wishes to acquire all or some of the Transferring Shareholder's Shares or Interests, the purchase price for such Shares or Interests shall be the price at which the Transferring Shareholder can sell such Shares or Interests to a bona fide third Person purchaser of such Shares or Interests or, if that price is not agreed to by the Transferring Shareholder and the purchasing Shareholder(s), the price which the external auditors of the Company determine to be the reasonable market value of such Shares or Interests, taking into account any capital contribution then remaining to be paid up with respect to such Shares or Interests (hereinafter referred to as the "Purchase Price"). The determination of such auditors shall be final and binding on the Shareholders. If more than one (1) of the other Shareholders wishes to acquire all of some of the Transferring Shareholder's Shares or Interests, they shall be entitled to purchase such Shares or Interests in proportion (as nearly may be without involving fractions or increasing the number to be sold to any Shareholder beyond that applied for by such Shareholder) to their then existing holdings of Shares or Interests.

(4)

If the purchasing Shareholder(s) does not pay the Purchase Price within fifteen (15) days of giving notice to the Board of the intent to purchase the relevant Shares or Interests or the determination of the Purchase Price by the auditors of the Company, whichever is later, the Transferring Shareholder shall have the right to Transfer such Shares or Interests to the Transferee on such terms and conditions as were originally offered by the Transferring Shareholder and notified to the Board.

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(d)       No Transfer shall be valid as against the Company or third Persons until it is registered in the Shareholders register of the Company. The Company may not refuse to record the Transfer in the Shareholders register of the Company unless it contravenes the provisions of applicable law or this Agreement.

(e)        The Parties shall ensure that no person or entity other than a Party acquires Shares or Interests unless such person or entity covenants with the other Parties to observe this Agreement and, in the case of a Transferee, to perform all of the obligations of the Transferring Shareholder under this Agreement and the Company Formation Documents and thereupon each such Transferee, allottee or subscriber shall be treated as a Party and Shareholder for the purposes of this Agreement.

(f)        Notwithstanding anything herein contained, it is acknowledged and agreed that Heartland may by notice to FEIPCO allocate and transfer 10 Shares representing a 10% Interest in the Company to Messrs. Richard L. Coglon, Philip S. Winner and Charles B. Willard or any company owned by the aforesaid persons.

5.2	Preemptive Rights.

Each of the Parties shall have the preemptive right to subscribe on a prorata basis based on its proportionate Interest in the Company to such additional Shares or Interests to be issued by the Company as may be approved by the Shareholders pursuant to the terms and conditions of this Agreement and the Company Formation Documents.

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ARTICLE 6

DIRECTORS AND OFFICERS

6.1	Directors.

(a)        The Company shall have a Board of Directors consisting of five (5) Directors. The Directors shall be appointed by the Shareholders as follows: two (2) of the Directors shall be appointed by Heartland from time to time; and three (3) of the Directors shall be appointed by FEIPCO from time to time. The initial Directors appointed by Heartland shall be Richard L. Coglon and Philip S. Winner; the initial Directors appointed by FEIPCO shall be Aref A. Aref, who shall be appointed the initial Chairman, Mohamed Saadeldin and Omar Othman.

(b)        A member of the Board of Directors may be removed by, and his replacement may be nominated and appointed by, only the Shareholder that nominated and appointed him.

(c)        A Director may appoint an alternate to represent him or her at meetings of the Board of Directors. That person may be appointed by notice in writing to the Company, signed by the appointer and that person need not be approved by the Board. Such alternate shall be entitled to attend and vote at meetings of the Board and to be counted in determining whether a quorum is present, without the need for such alternate to be approved by the Board. Each alternate Director shall have one vote for every Director he represents in addition to any vote that he may have in his own right as a Director.

(d)        In the event that any Director should die, resign, be incapacitated or removed or otherwise cease to hold office, the Shareholder appointing such Director shall promptly appoint a replacement Director

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(e)        The Directors shall have all such other rights and duties as may be provided in this Agreement, the Company Formation Documents, and otherwise pursuant to applicable law.

6.2       Meetings of the Directors; Voting. The Directors shall meet at least once each calendar quarter at such place as the Directors may from time to time agree, to be called and held as provided by the Company Formation Documents and pursuant to applicable law. All resolutions of the Directors shall at all times require the affirmative vote of an absolute majority (i.e. three out of five Directors) including at least one of the Directors appointed by each of Heartland and FEIPCO. In the case of an equality of votes the Chairman shall not have a second or casting vote.

6.3       Officers. The initial officers of the Company shall consist of Mohammed Saadeldin and Richard L. Coglon, each of whom shall function as a Co-President, and Aref A. Aref who shall serve as Chairman (the “Officers”). The designation of persons to serve as Officers, as well as the Officer positions to be filled, shall be made by the Directors. The duties and authority of the Officers shall be as agreed and delegated from time to time by the Board of Directors, consistent with this Agreement and the Company Formation Documents.

6.4       Approval Required for Certain Contracts. A written resolution of the Board of Directors shall be required for the Company to enter into any contract or to assume any liability with any person or entity with an aggregate value or amount in excess of USD 10,000.

6.5       Indemnification of Directors and Officers. The Shareholders shall cause the Company to indemnify the Directors and Officers to the fullest extent permitted or required by applicable law for such individuals’ service as Directors or Officers and to advance expenses (including all legal fees in defence of any claim) incurred by any such individual in connection with such indemnification upon the receipt of the signed statement by the indemnified individual agreeing to reimburse the Company for such advance in the event it is

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ultimately determined that any such individual is not entitled to be indemnified against such expenses.

6.6       Limitation on Liability. Neither the Directors nor the Officers shall be liable to the Shareholders or the Company for monetary damages for an act or omission in such person’s capacity as a Director or Officer, except for (i) acts of willful misconduct or gross negligence; or (ii) any transaction from which the Director or Officer derived an improper personal benefit.

ARTICLE 7

GENERAL OPERATING AND OTHER POLICIES OF COMPANY

7.1       General. The operating policies of the Company shall be established and may be modified from time to time by the Board of Directors in accordance with the terms of this Agreement. Such policies shall incorporate the principles set forth in this Article 7.

7.2       Annual Business Plans and Budgets. The Board of Directors shall annually approve and implement the business plan, operating budget, and capital budget of the Company.

7.3       Compliance with Applicable Laws and Regulations. The Shareholders shall cause the Company to comply with all applicable laws and regulations and to not commit any act that is unlawful or may subject the Company, the Shareholders and their respective Affiliates, or any of their respective directors, officers, shareholders, employees, agents, or representatives to penalties under any applicable law or regulation. Without limiting the generality of the foregoing, the parties acknowledge that Heartland is subject to the laws of the United States including the United States Sarbanes-Oxley Act of 2002, the US Foreign Corruption Practices Act and various trade and transaction restrictions and sanctions. Each of the parties agrees and undertakes with Heartland that it shall not do or cause the Company to

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do (or omit to do) any act or deed which may result in Heartland being in breach of any United States law or regulation.

7.4       Distributions of Dividends and Profits. All distributions of dividends and profits shall be distributed to the Shareholders of the Company in accordance with their proportionate Interest in the Company. The Company will make quarterly distributions of profits realized by it to the Shareholders or as otherwise determined by the Directors of the Board.

ARTICLE 8

OBLIGATIONS AND AGREEMENTS IN CONNECTION WITH

CONTRACT BIDS AND AWARDS

8.1       Bid by Company on Contract. The Parties shall co-operate with each other in good faith to diligently and in a timely manner assist the Company in preparing and submitting bids, and in assisting the Company in taking such actions in order to follow up with respect to the outcome of such bids. All bids relating to the business of the Company will be submitted in the name of the Company and for its benefit.

8.2	Award to Company of Contract.

(a)          Obligations of the Parties. If the Company is awarded any Contract in connection with a bid or otherwise, the Parties shall, as applicable, perform the following obligations set forth in this Section 8.2(a), and the obligations set forth in Section 8.2(b) and otherwise in this Agreement, with respect to each such Contract:

(1)          Heartland. Heartland shall perform the following obligations as drilling contractor:

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(A)         Subject to compliance by FEIPCO and the Company with the provisions hereof, Heartland shall perform such duties and responsibilities: (i) as are customarily assigned to a drilling contractor in accordance with oilfield practices in the oil and gas industry, and (ii) as are otherwise set out in the SOC Contract.

(2)	FEIPCO. FEIPCO shall perform the following obligations:

(A)         Assist the Company in complying with the Company’s obligations under the SOC Contract, which without limiting the generality of the foregoing will expressly include the timely procurement, supply and delivery of all necessary materials, equipment, personnel, permits and otherwise as may be required to allow the Company to perform its obligations under the SOC Contract and all subsequent Contracts.

(B)         Obtain any and all such information, documents, specifications and other materials relating to the timely performance by the Company of its obligations arising under the SOC Contract and all subsequent Contracts;

(C)         Ensure that the Company promptly receives full and final payment of all costs as may be applicable in the performance of its obligations under the SOC Contract, and in any subsequent Contract undertaken by the Company, and that all such costs are paid by SOC to the Company in accordance with the Barter Agreement;

(D)         Sell for and on behalf of the Company any and all Payments in Kind at the highest attainable market value and to deposit the proceeds in an interest bearing account in trust for the Company until such

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proceeds are paid to the Company pursuant to the terms and conditions of this Agreement;

(E)         Deliver to the Company monthly reports by no later than the 10th calendar day of the following month detailing any and all entitlement to, receipts of and/or sales of Payment in Kind. FIEPCO shall ensure that such monthly reports include the date, place and quantity of entitlement to, receipt of and/or sales of any and all such Payments in Kind;

(F)         Deliver to the Company a detailed accounting of any and all sales of Payment in Kind received by or on account of the payments owing or arising under the SOC Contract and any subsequent Contract; and

(G)         Within three (3) business days of receipt of monies from the sale of any Payment in Kind, pay all such proceeds and any interest having accrued thereon to the account of the Company.

(H)         Irrevocably and immediately assign to the Company all of their rights, privileges, obligations and duties under any and all Contracts and any other agreements to which it is party relating to the subject matter of this Agreement, and promptly obtain all duly authorized and duly signed consents for all such assignments.

(3)          The Company. The Parties shall cause the Company to perform the following obligations:

(A)         Deliver to each of the Parties a detailed monthly accounting by no later than the 10th calendar day of the following month providing

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details of: any and all monies paid by the Company on or in respect of the operations of the Company; any and all payments made under with respect to any and all Contracts and with respect to any other contract to which the Company is then a party; any and all Payments In Kind made to or for the benefit of the Company; a breakdown of the Company’s receipt of any monies from FEIPCO with respect to the sale of the Payment in Kind; and such other information as may be reasonably requested by any of the Shareholders; and

(B)         ensure that all contracts for goods and services required by the Company from third parties are competitively bid.

(b)	Additional Agreements of the Parties.

(1)          Agreements Regarding Appointment of Heartland as Drilling Contractor. If the Company is awarded any Contract in connection with a bid or otherwise, the Parties agree as follows regarding the appointment of Heartland as drilling contractor:

(A)         It shall have the right to recommend, to initiate and/or to implement any and all actions on behalf of the Company to achieve its duties and responsibilities as drilling contractor, as may be reasonably determined by Heartland in its sole discretion. Without limiting the generality of the foregoing, Heartland as drilling contractor will have the right to control, manage and operate the following aspects of Company operations: (i) assembling third party bid proposals with respect to all aspects of the requirements under any and all Contracts; (ii) determining, in consultation with FEIPCO, acting reasonably, which third party contractor(s) the Company should retain to undertake fulfilling the Company’s obligations under any and all of the Contracts.

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(B)         In consideration of the performance of its services as “Drilling Contractor”, Heartland will upon the completion of the performance of the final well under the Contract receive a “Bonus Fee” from the Company equal to the greater of: (i) 50% of any cost savings arising from a lower than anticipated project completion price and (ii) an amount equal to 10% of the actual project costs.

(C)         FEIPCO will use all reasonable best efforts to assist Heartland in the performance of its obligations hereunder under the Contract.

(D)     Heartland will not be liable and/or responsible for the failure to perform, non performance or substandard performance of it duties as drilling contractor if at any time FEIPCO is unwilling, unable or fail to perform its duties contemplated hereunder on a timely basis or in a manner the detrimentally affects Heartland in the performance of its duties.

(E)         FEIPCO agrees and covenants to: (i) provide and implement all of the necessary security of “in country” operations and personnel for the Company and the Parties; (ii) in consultation with Heartland, procure drilling contracts on terms acceptable to the Parties; (iii) source, supply or procure any and all equipment, materials, personnel and services required to cause the Company and Heartland to perform their respective obligations. (iv) provide the “in country” logistical support and staffing for the Company; (v) ensure effective and open “political liaisons” and communications with SOC and other governmental and quasi governmental persons, entities and/or authorities as required under any and all the Contracts and with respect to other contracts that the Company is a party; (vi) ensure and arrange

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for effective and accurate accounting for, sales of, and delivery of proceeds to the Company of all Payments In Kind; (vii) establish the necessary and effective “in country” administration of the Company; (viii) ensure the Company has received all necessary licenses and permits required to carry on its business in Iraq and in its country of incorporation; (ix) organize the insurance requirements of the Company for the Contract; (x) promptly following signing of this Agreement, evaluate whether the export of goods (drilling equipment; seismic equipment, etc) and technology (drilling/completion techniques) to Iraq is subject to license requirements under the United State’s Commerce Department's Export Administration regulations or requires specific authorization under the Treasury Department's Office of Foreign Assets Control (OFAC) and if so to cause the Company to comply with all such requirements; and (xi) investigate and ensure that there exists no restriction on the Parties with respect to repatriating any monies received by or from the Company to the United States, and if so advise the Company and the Parties of any such restrictions and possible solutions.

(F)          FEIPCO shall provide to the Company a lease with option to purchase of no less than six complete functioning drilling rigs (including support equipment) to be used by the Company in fulfillment of its obligations under the Contract, to be delivered to the Company’s yard at Basra no less than three months from the execution of the SOC Contract. The terms of such lease and option shall be set out in Schedule F.

(3)          Agreements Regarding Funding. If the Company is awarded any Contract in connection with a Bid or otherwise, the Parties agree as follows regarding funding and/or further financing:

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(A)         Each of the Parties will advance by way of shareholder loans to the Company, (in the amounts and within the period determined by the Board of Directors in each case) in proportion to their Interest in the Company, in the form required under the applicable Contract (for example, by way of letter of credit, bridge finance or otherwise) to enable compliance by the Company with such related obligations of the Company under the Contract. Such shareholder loans shall be repaid to the Parties over time, in proportion to their Interest in the Company, as profits accumulate in the Company and prior to any profit distribution to the Parties is made. It is acknowledged by each of the Parties that failure of the Company to have access to the necessary funding may impair the timely performance of its obligations of such Contract and the operations of the Company generally.

(B)         In order to facilitate obtaining any third party financing or letters of credit that may be required for the performance of the obligations of the Company under the Contract, FEIPCO covenants to report in writing to all Shareholders and to the Company prior to the Company submitting the bid price to SOC: confirm the obligations and agreement of SOC with respect to Payment In Kind, the increase in the amount of Payment in Kind that the Company will receive relative to the bid price if the market price of light crude falls below current market prices; and guarantees of deliverability of crude light oil from SOC in accordance with an agreed upon bid price pay down drilling or performance schedule, as set out in the Barter Agreement.

(C)         Any Party defaulting with respect to its and/or failing to timely satisfy its funding and/or financing obligations (the “Defaulting Party”) with respect to the Company must pay, in addition to its proportionate

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share of such required funding and/or financing, liquidated damages of 400% of such amount to the Company (the “Shareholder Default”). If the Defaulting Party has not paid the Shareholder Default to the Company in full at least 30 days prior to the receipt by the Company of the first or any subsequent Payment in Kind, the Defaulting Party’s equity interest in the Company will be deemed reduced by 50% and the Company will be authorized without any further act of the Defaulting Party or the Board of the Directors of the Company to return the forfeited shares to treasury for cancellation and to amend the register of shareholders of the Company to reflect such cancellation. The amount of the Shareholder Default will continue to be booked as an obligation of the Defaulting Party to the Company and will be deducted from any subsequent distribution of profits by the Company to the Defaulting Party. Each of the Parties expressly acknowledges and agrees that the foregoing represents a genuine, fair, reasonable and pre-agreed estimate of the damages that would be suffered by the Company in the event any of the Parties defaults in its funding obligations and that such liquidated damages and reduction in equity as aforesaid are fair and equitable and do not constitute a penalty.

(D)         Any Party that is not able to timely satisfy its funding and/or financing obligations with respect to the Company may negotiate in good faith and diligently with the other Parties for such other Parties to accept its funding and/or financing obligation on terms to be negotiated as between the Parties. If no such agreement can be reached, such Party is then free to negotiate with a third party financer to supply such funding and/or financing on terms to be agreed between such Party and such third party, except to the extent that such financing does not conflict with this Agreement.

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(5)          Other Agreements. In the event the Company is awarded any Contract, the Parties further agree as follows:

(A)         Each of the Parties hereto acknowledge that it will have spent considerable time, effort and incurred substantial expenses in proceeding with the subject matter of this Agreement, in forming the Company and in preparing the documents and due diligence necessary to present a fair and reasonably certain bid to SOC under the Contract and under subsequent contracts. In recognition of this fact, each of the Parties hereby covenants and agrees that it will hereafter continue to pursue all subsequent drilling, production sharing and related contracts or agreements with SOC or any agreements which relate to the subject matter of this Agreement in the name of and for the benefit of the Company and not for its personal benefit.

(B)         It is further agreed and acknowledged by FEIPCO that it covenants to immediately assign to the Company any and all Contracts and/or drilling agreements it may enter into with SOC after Closing and/or any and all agreements it may enter into after Closing which are related to the subject matter of this Agreement.

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ARTICLE 9

AUDITING, ACCOUNTING, TAX ELECTIONS

9.1       Audits. The accounts of the Company shall be audited by a professional, internationally recognized auditing organization selected by the Board of Directors at the sole cost of the Company. The auditing organization shall report only to the Board of Directors and the Shareholders, and shall not release any information obtained or developed in the course of the audit to any other person without the prior approval of the Board of Directors and the Shareholders (except such disclosure(s) as may be required by applicable law and then only by prior notification to the Board of Directors and the Shareholders). Each Shareholder shall, in addition, have the right from time to time to effect one (1) or more audits of the books and records of the Company through auditors selected by such Shareholder, at such Shareholder’s own cost. The Shareholders and such auditors shall have access to the books, records, Directors, Officers and employees of the Company as is necessary to conduct a full audit of the affairs of the Company during reasonable business hours.

9.2       Fiscal Year. The fiscal year of the Company shall be from January 1 to December 31 of each year.

9.3       Books and Records. The official books and records of the Company shall be kept in accordance with generally accepted international accounting principles. The Company shall be responsible for the cost and expense of maintaining all of the books and records of the Company. For the purpose of inspection, the Parties shall have access to the books and records of the Company during reasonable business hours.

9.4       Periodic Reporting. The Parties shall cause the Company to deliver to each of the Parties a detailed quarterly statement of account (to be delivered no later than 30 days following the end of each quarter) setting out details of all income and expenditure of the

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Company and such other information as may be reasonably requested by any of the Shareholders.

ARTICLE 10

CONFIDENTIALITY

10.1     General. No right or ownership interest shall be acquired by a Party or the Company in any Information provided by the other Parties that is furnished or available or otherwise disclosed pursuant to this Agreement, except as otherwise expressly provided for in this Agreement. No provision of this Agreement shall be construed as obligating a Party to provide any of its Information to the other Parties or the Company.

10.2     Non-Exclusive License. Subject to the terms and conditions of this Article 10, to the extent the Information of a Party is disclosed to the Company, the Company shall have and is hereby granted by such Party a royalty-free, non-exclusive license to use such Information exclusively and solely in the conduct of the Company’s business and for no other purpose or use. Such license shall not be assignable or transferable; and any assignment or transfer, or attempted assignment or transfer of such license (whether expressly or by operation of law), without the prior written consent of the Party whose Information is the subject of the license, shall be void ab initio. Such license shall terminate upon the earlier of the termination of this Agreement in accordance with its terms, or the dissolution and liquidation of the Company pursuant to this Agreement, the Company Formation Documents, or applicable law. A Transfer of the Interest of a Shareholder in the manner allowed or contemplated under Section 5.1 shall not, however, terminate any of the above licenses.

10.3     Confidential Treatment. Unless the Party whose Information is furnished, available, or disclosed otherwise agrees in writing, such Information: (i) shall be treated in strict confidence by the receiving Party and the Company and shall be used only for the purposes of this Agreement and the conduct of the Company’s business, (ii) shall not be reproduced or copied in whole or in part, except as necessary for use pursuant to this

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Agreement, and shall be disseminated only to those employees, agents, and consultants of, or entities providing financing to the receiving Party, the Company or third parties who have agreed or are otherwise under a duty to maintain such Information in confidence, and (iii) shall, together with any copies thereof, be returned or destroyed when no longer needed, or may, if recorded on an erasable storage medium, be erased. The duty to treat Information in confidence pursuant to this Article 10 shall not apply to: (i) Information in the public domain otherwise than by breach of this Agreement, (ii) Information which was previously known by a receiving Party free of any obligation to keep it in confidence, (iii) Information received from a third party whom the receiving Party believes after due investigation is free to divulge such Information, (iv) Information requested by a governmental agency, judicial body, or arbitral body having jurisdiction over the disclosing party pursuant to administrative or judicial order, (v) Information required to be disclosed by operation of law or under the regulations of any relevant stock exchange or similar body.

10.4     Agreement Confidential. The existence and terms of this Agreement shall constitute confidential Information, subject to the terms of this Article 10.

10.5     Period of Effect. Except as to the term of the non-exclusive license granted to the Company pursuant to Section 10.2, the provisions of this Article 10 shall remain in effect for a period of two (2) years following termination of this Agreement, unless otherwise agreed to in writing by the Parties.

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ARTICLE 11

FORCE MAJEURE

11.1     Notice of Event of Force Majeure. Any Party prevented from performing its obligations (other than with respect to the payment of monies) under this Agreement by an Event of Force Majeure shall promptly notify the other Parties in writing of the occurrence and nature of the Event of Force Majeure and provide an assessment of its likely effects and duration. For purposes of this Article 11, any Party delivering such notice shall be an “Affected Party”, and any Party that is not an Affected Party (assuming an Affected Party exists) shall be a “Nonaffected Party”. Upon notification by an Affected Party of an Event of Force Majeure, the obligations of the Parties under this Agreement other than obligations to pay monies shall be immediately suspended for the duration of the Event of Force Majeure. The Parties shall promptly seek to resolve and overcome the effects of such Event of Force Majeure. Any Affected Party shall promptly notify the other Parties upon the cessation of the Event of Force Majeure.

11.2     Extension of Term in Event of Force Majeure. If any Party’s performance of its obligations under this Agreement (other than with respect to the payment of monies) is delayed or prevented by occurrence of an Event of Force Majeure, then the duration of any obligations of all Parties and of this Agreement shall be extended for the duration of the Event of Force Majeure.

11.3     Termination for Force Majeure. Notwithstanding anything contained in this Article 11, if a Party’s obligations (other than the obligation to pay monies) have been suspended as a result of an Event of Force Majeure pursuant to Section 11.1, and such suspension continues for a period of more than ninety (90) consecutive calendar days, (i) any Nonaffected Party or (ii) any Affected Party, if all Parties are Affected Parties, shall have the right to terminate this Agreement by delivery of notice pursuant to and otherwise in accordance with Article 14.

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ARTICLE 12

DEFAULTS, REMEDIES AND LIABILITIES

12.1     Events of Default. A Party shall be in default under this Agreement upon the occurrence of any of the following events (each, an “Event of Default”):

(a)          Breaches. Failure to perform or observe any material obligation to be performed or observed by such Party under this Agreement or any of the other Transaction Documents, or the Company Formation Documents, when such failure continues unremedied for fifteen (15) calendar days after notification from any of the other Parties (which notice shall (i) specify such default and (ii) require such default to be cured); provided, however, that if such failure can be cured but cannot be cured within such fifteen (15) calendar day period, it shall not be an Event of Default if the defaulting Party promptly commences and diligently pursues to completion such cure and completes such cure within thirty (30) calendar days after such notification.

(b)          Untrue Or Misleading Representation Or Warranty. Any representation or warranty made by a Party in connection with this Agreement shall be untrue or misleading in any material respect when made.

(c)          Bankruptcy; Insolvency. Any Party shall (i) dissolve, (ii) generally fail to pay its debts as they come due, or (iii) file a voluntary petition in bankruptcy, or be subject to an involuntary petition in bankruptcy, or shall be adjudicated bankrupt or insolvent, or shall file any petition or answer seeking for such Party any arrangement, composition, readjustment, or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against such Party in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee or receiver on all or any substantial part of the properties of such Party, or if a decree or order by a court having jurisdiction in the premises shall have been entered adjudging such Party to be bankrupt or insolvent

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under any applicable law, or appointing a receiver or trustee or assignee in bankruptcy or insolvency of such Party or any of such Party’s properties, and such decree or order shall have continued undischarged or unstayed for a period of thirty (30) calendar days, or if such Party shall make an assignment for the benefit of creditors.

12.2     Remedies upon Default. Upon receipt of a notice of an Event of Default by the defaulting Party, the Parties shall consult promptly in an effort to resolve the matter amicably. If the Parties do not agree to a solution within thirty (30) calendar days of such notice, any of the non-defaulting Parties may (i) request arbitration in accordance with Article 13 and/or (ii) terminate this Agreement by delivery of notice pursuant to and otherwise in accordance with the applicable provisions of Article 14.

12.3     Limitation of Liability. NO PARTY SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR MORAL DAMAGES UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION LOSS OF BUSINESS PROFIT, LOSS OF BUSINESS OPPORTUNITY, OR SIMILAR DAMAGES.

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ARTICLE 13

DISPUTE RESOLUTION

13.1     Rules Governing Disputes. The Parties shall seek to resolve all disputes arising from or related to the validity, performance, default, interpretation, termination and enforcement, or any other matter relating to this Agreement or any Schedules to this Agreement amicably by consultation among themselves. If the Parties cannot resolve the dispute amicably, then any Party may request arbitration of the dispute under this Article 13 by delivery of not less than thirty (30) calendar days written notice to the other Parties.

13.2     ICC Arbitration All disputes arising in connection with the present Contract shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules.

13.3     Venue and Language. The arbitration shall be conducted in the English language and shall take place in London.

13.4     No Suspension of Obligations. Neither the existence of any dispute, controversy or claim nor the fact that arbitration is pending shall relieve any of the Parties of its obligations under this Agreement except for obligations directly related to the matters in dispute and under pending arbitration.

13.5     Consent to Jurisdiction. Each of the Parties agrees that any award rendered against it may be executed against its assets in any jurisdiction. By execution of this Agreement, each of the Parties hereby irrevocably submits to the non-exclusive jurisdiction of the appropriate courts in such jurisdiction in any legal action or proceeding relating to such execution of such award. The Parties hereby irrevocably waive any objection they may have to any suit, action or proceeding arising out of or relating to the enforcement of an arbitral judgment under this Agreement, and hereby further irrevocably waives any claim that any

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such suit, action or proceeding brought in any such jurisdiction has been brought in an inconvenient forum.

ARTICLE 14

TERMINATION

14.1     Termination. This Agreement may terminate or shall be terminated, as the case may be, as follows:

(a)          Event of Default. Should an Event of Default occur in accordance with Article 12, any non-defaulting Party may terminate this Agreement upon such non-defaulting Party providing to the defaulting Party written notice of termination.

(b)          Event of Force Majeure. Should an Event of Force Majeure occur, any Party with a right to terminate this Agreement pursuant to Section 11.3 may terminate this Agreement upon such Party providing the other Parties with written notice of termination.

14.2     Effect of Termination. A termination of this Agreement as provided in this Article 14, shall have no effect on nor diminish, alter, nor affect (i) any rights or obligations of the Parties which accrued or arose on or before the date of such termination, (ii) any arbitration or confidentiality obligations under this Agreement or any of the other Transaction Documents occurring before such termination, (iii) any provisions which by their express terms contemplate performance following such termination, or (iv) any right or cause of action and related remedies arising out of an Event of Default or a Party’s breach of this Agreement or any of the other Transaction Documents, or the Company Formation Documents.

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ARTICLE 15

DISSOLUTION AND LIQUIDATION

15.1     Dissolution. The Company shall be dissolved in the event this Agreement is terminated pursuant to its terms; provided, however, that, to the extent permitted under applicable law, the existence of the Company shall continue if the then-current Shareholders unanimously agree in writing that the Company shall continue in existence. In the event of any such dissolution, the Parties holding Shares or Interests at such time agree to take all corporate action necessary to effect such dissolution, including, without limitation, calling and holding a Shareholders meeting for such purpose (unless a written consent is permitted and used for such purpose), voting their Shares or Interests in favor of dissolution at any such Shareholders meeting (or pursuant to written consent), causing the Directors appointed by them to call and hold a Directors meeting for such purpose (unless a written consent is permitted and used for such purpose), and causing the Directors appointed by them to vote in favor of dissolution at any such Directors meeting (or pursuant to written consent).  Upon dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Parties.

15.2     Liquidation. Upon its dissolution, the Company shall be liquidated as provided in the Company Formation Documents and by applicable law. The Company’s property shall be liquidated as promptly as is consistent with (i) obtaining its fair value and (ii) fulfilling for a reasonable period contracts for products and services that were executed prior to the date of dissolution.

15.3     Application and Distribution of Proceeds. The proceeds from liquidation shall be distributed as provided in the Company Formation Documents and by applicable law. The proceeds of liquidation shall be distributed to the Shareholders of the Company in accordance with their proportionate Interest in the Company. The Parties also agree (and

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shall cause the Company to agree) that no intellectual property or trade secrets supplied or contributed by a Party (whether or not thereafter improved, developed, or modified by the Company) shall be sold, transferred, or licensed, or assigned to other persons to satisfy Company debts and liabilities, but shall, instead, be delivered in kind (i.e., all papers, programs, disks, software, copies, records, sales brochures, and other documents) to the Party contributing such intellectual property or trade secrets at no cost to such Party, and any non-exclusive license granted under this Agreement to the Company shall be deemed to have automatically terminated, without notice. The Parties further agree (and shall cause the Company to agree) that intellectual property and trade secrets developed and owned by the Company (and not contributed to the Company by a Party) may, with the mutual consent of Parties, be sold, assigned, or licensed to other persons, but in the absence of such agreement, the Parties shall each have non-exclusive ownership and rights to such property at no cost to such Party.

15.4     Completion of Liquidation. The Company shall be liquidated when all of the Company’s property shall have been disposed and the proceeds shall have been applied and distributed to the Parties. The Company shall cease to be a legal entity and its existence shall be deemed terminated upon the date of registration of the liquidation with the relevant governmental authorities. As soon as practicable after the liquidation of the Company, the Company’s auditors shall prepare or cause to be prepared a final audited statement of the Company’s assets and liabilities and furnish such statement to each of the Parties.

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ARTICLE 16

CLOSING

16.1     Closing; Time and Place. The Closing (the “Closing”) for the transactions contemplated by this Agreement shall take place at the offices of Afridi & Angell in Dubai, UAE within 10 business days following the date on which all of the conditions set forth in Section 17.1 shall have been satisfied or waived in accordance with such Section, but no later than May 5, 2005, or at such other place or on such other date as shall be agreed by the Parties.

ARTICLE 17

CONDITIONS PRECEDENT

17.1	Closing Conditions Precedent.

(a)          Heartland. The obligations of Heartland to be performed under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(1)          Representations and Warranties. The representations and warranties of FEIPCO contained in this Agreement shall be true on and as of the date of the Closing with the same force and effect as though made on and as of such date.

(2)          Agreements, Obligations and Conditions. FEIPCO shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

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(3)          Company Formation Documents. FEIPCO shall have executed and provided to Heartland the applicable Company Formation Documents.

(4)          Initial Capital Contributions. FEIPCO shall have paid its respective Initial Capital Contribution.

(5)          FEIPCO Certificates. FEIPCO shall have executed and delivered to Heartland, the FEIPCO Certificates.

(6)          Schedules to this Agreement Each of the Schedules to this Agreement shall have been approved and initialed by the Parties.

(7)          Camp Contract FEIPCO shall have provided the Parties with a duly executed and completed copy of the Camp Construction and Services Agreement set out in Schedule “G” hereto, such contract to be approved by the Company by Supermajority Vote at the first meeting of the Shareholders.

(8)          Heartland Board Approval This Agreement shall have been approved by the board of directors of Heartland.

(b)      FEIPCO. The obligations of FEIPCO to be performed under this Agreement shall be subject to the satisfaction (or the waiver by Heartland) at or prior to the Closing of each of the following conditions:

(1)          Representations and Warranties. The representations and warranties of Heartland contained in this Agreement shall be true on and as of the date of the Closing with the same force and effect as though made on and as of such date.

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(2)          Agreements, Obligations and Conditions. Heartland shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

(3)          Company Formation Documents. Heartland shall have executed the applicable Company Formation Documents.

(4)          Initial Capital Contributions. Heartland shall have paid its respective Initial Capital Contribution.

(5)          Heartland Certificates. Heartland shall have executed and delivered to FEIPCO, the Heartland Certificates.

ARTICLE 18

REPRESENTATIONS AND WARRANTIES OF HEARTLAND

18.1     Heartland Representations and Warranties. Heartland represents and warrants to FEIPCO as of the Agreement Date, and as of the date of the Closing, as follows:

(a)          Organization. Heartland is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has full legal right, power and authority to enter into this Agreement and to perform this Agreement in accordance with all of its terms.

(b)          Authority. Subject to Section 17.1, this Agreement has been duly authorized by all necessary corporate action of Heartland, has been executed by a duly authorized representative of Heartland, and constitutes a valid and legally binding obligation of Heartland.

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(c)          Litigation. Heartland is not a party to any pending litigation, court action or other proceeding (and has no knowledge of any such threatened litigation, court action or other proceeding) which would impair its ability to fully perform this Agreement.

(d)          No Violations. The execution, delivery, and performance of this Agreement by Heartland does not violate any provision of its Memorandum and Articles of Association or bylaws, or any contract or instrument by which Heartland or any of its assets are bound.

ARTICLE 19

REPRESENTATIONS AND WARRANTIES OF FEIPCO

19.1     FEIPCO Representations and Warranties. FEIPCO represents and warrants to Heartland as of the Agreement Date, and as of the date of the Closing, as follows:

(a)          Organization. FEIPCO is a limited liability Company duly organized and validly existing under the laws of the Hashemite Kingdom of Jordan and has full legal right, power and authority to enter into this Agreement and to perform this Agreement in accordance with all of its terms.

(b)          Authority. This Agreement has been duly authorized by all necessary action of FEIPCO, has been executed by a duly authorized representative of FEIPCO, and constitutes a valid and legally binding obligation of FEIPCO.

(c)          Litigation. FEIPCO is not a party to any pending litigation, court action or other proceeding (and has no knowledge of any such threatened litigation, court action or other proceeding) which would impair its ability to fully perform this Agreement.

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(d)          No Violations. The execution, delivery, and performance of this Agreement by FEIPCO does not violate any provision of its charter, or organizational documents or agreements, or any contract or instrument by which FEIPCO or any of its assets are bound.

(e)          Compliance with Law. FEIPCO, in connection with the satisfaction of the conditions to be performed or satisfied by it under this Agreement, or in the performance of any other obligations under this Agreement, or in connection with its other businesses, has not made (and will not make), directly or indirectly, any Prohibited Payments, and has not (and will not) otherwise violate any provisions of the United States Foreign Corrupt Practices Act (as same may have been amended from time to time). FEIPCO further represents and warrants that it is fully familiar with the prohibitions in such statute against the making of Prohibited Payments.

ARTICLE 20

MISCELLANEOUS

20.1     Notices. All notices and other communications required or permitted to be given or made under this Agreement by any Party shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid courier delivery service with an internationally recognized service such as DHL or Federal Express, or sent by facsimile, to the Parties at the following addresses and facsimile numbers (or at such other addresses and facsimile numbers as shall be specified by the parties by like notice):

If to Heartland:

Heartland International Corp.
Suite 200 – 1925
Vancouver, BC
V6C 2V6
Attention: Mr. Richard Coglon, President
Facsimile:604. 638-3525

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If to FEIPCO:

Far East International Petroleum Company L.L.C
64 A Zomorrodah Building
Zaabeel Road
P.O Box 116733 Dubai-UAE

Attention: Mr. Aref A. Aref, Vice Chair & General Manager

Facsimile:971.4.335-4431

Such notices, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, or (ii) if sent by facsimile transmission, when confirmation of receipt is received.

20.2     Severability. In case one (1) or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement and any other application thereof shall not in any way be affected or impaired thereby.

20.3     Entire Agreement; Amendments. This Agreement sets forth the entire understanding among the Parties relating to the subject matter contained in this Agreement and merges all prior negotiations, agreements, letters of intent, protocols and discussions among them. The Recitals to this Agreement shall be deemed to be a part of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of any Schedule to this Agreement, the terms of this Agreement shall control unless (and only to the extent) otherwise expressly provided to the contrary in such Schedule. This Agreement and such Schedules, however, shall be construed to supplement each other. Silence in one (1) such document as to a matter addressed in any other document shall not be construed as a conflict, contradiction or inconsistency between such documents, and no negative inference shall be drawn from such silence if the subject matter in question is addressed in any other document. This Agreement may be altered, amended, or repealed, and a new agreement adopted, only by the mutual written agreement of the Parties.

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20.4     No Waiver of Rights. No failure or delay on the part of any Party in the exercise of any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or of any other right or power.

20.5     Headings. The inserted headings and underlinings are for convenience only and should not be used to construe or interpret this Agreement.

20.6	Time of the Essence. Time is of the essence in the performance of this Agreement.

20.7     Governing Law. Except for the Company Formation Documents, this Agreement (and any Schedule which contains no provision expressly providing for governing law in a different jurisdiction) shall be construed and interpreted under, and governed by the laws of England and Wales.

20.8     No Public Announcement. No Party shall make any public announcement or issue any press release with regard to this Agreement without the prior written consent of the other Parties; provided that such disclosure may be made if required by the rules of any governmental authority or stock exchange.

20.9     No Beneficiary; No person or entity shall have any rights as a third-party beneficiary under this Agreement and it is agreed that no benefit or right shall be conferred by this Agreement on any third party pursuant to the Contract (Rights of Third Parties Act) 1999.

20.10   Assignment. Except with respect to a Permitted Transfer in accordance with the terms of this Agreement, and as otherwise provide below, no Party shall have the right to assign this Agreement, in whole or in part, or any right or obligation under this Agreement, without the prior written consent of each of the other Parties, which consent may be given, refused, withheld, or conditioned as such Party may, in its sole discretion, see fit; provided,

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however, that a Party may assign this Agreement to an Affiliate with the other Parties’ prior written consent, which consent will not be unreasonably withheld. Any assignment or attempted assignment in contravention of the terms of this Section shall be void ab initio.

20.11   Expenses. Each Party shall bear all costs and expenses incurred by it in connection with the negotiation and preparation of this Agreement and in performing its obligations under this Agreement; provided, however, that the Company shall reimburse the Parties for those reasonable and documented costs and expenses (including, without limitation, attorneys’ fees and costs) in connection with the preparation of the Company Formation Documents and the formation and registration of the Company.

20.12   Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and, subject to the terms of this Agreement, their respective successors and permitted assigns.

20.13   Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one (1) original.

20.14   Remedies Cumulative; Specific Performance. The Parties agree that, except as otherwise expressly provided in this Agreement, the rights, powers, remedies, and privileges provided in this Agreement are cumulative of each other, and not exclusive of any rights, powers, remedies, and privileges provided by law or equity. The Parties further agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and it is accordingly agreed that the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement.

20.15   Scriveners; Joint Negotiations. The provisions of this Agreement were negotiated by the Parties, and this Agreement shall be deemed to have been drafted by all of the Parties.

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In the event of an ambiguity in a term or provision of this Agreement or any of the other Transaction Documents, there shall be no presumption made with respect to the interpretation of such ambiguity against any scrivener of this Agreement or the other Transaction Documents, or of the ambiguous term or provision.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed as of the Agreement Date.

HEARTLAND INTERNATIONAL OIL CORP.

By:/s/ Richard L. Coglon
Name: Richard L. Coglon
Title:	President

Witness: /s/ Phil Winner

FAR EAST INTERNATIONAL PETROLEUM CO. LLC

By:/s/ Aref A. Aref
Name: Aref A. Aref
Title:	Vice Chairman and General Manager

Witness: /s/ Mohamed Saadeldin

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SCHEDULE I

DEFINITIONS

“Affected Party” is defined in Section 11.1.

“Affiliate” means any person or entity (i) that holds or controls directly or indirectly more than fifty percent (50%) of the vote and/or value of the Party indicated, (ii) in which the Party indicated owns or controls directly or controls directly or indirectly more than fifty percent (50%) of the vote and/or value or (iii) in which more than fifty percent (50%) of the vote or value is owned or controlled by a person or an entity that holds more than fifty percent (50%) of the vote and/or value of the Party indicated.

“Agreement” means this Joint Venture Agreement together with all of the following schedules hereto:

A	Feipco Indemnity Letter
B.	Letter to SOC Re Bid Intention of JV
C.	Payment of Bid Bond and Drilling Services Bond
D	SOC Drill Contract Bid
E.	Barter Trade Agreement assigned by FEIPCO to JV
F.	Lease of Rigs Agreement with Option
G.	Camp Construction and Services Agreement

“Agreement Date” means April 20, 2005.

“Barter Agreement” means the agreement entered into between FEIPCO and SOC dated November 29, 2004 in the form attached hereto as Schedule E , in which, among other things, SOC has agreed to pay for all services performed and cost incurred or expended under the SOC Contract, in the form of light crude oil (gravity not less than 30.0 API), and the corresponding assignment and transfer of FEIPCO’s interest therein to the Company.

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“Board of Directors” means the Company’s Board of Directors.

“Chairman” means the Chairman of the Company’s Board of Directors.

“Closing” is defined in Section 16.1.

“Company” means the intended joint venture company through which the Parties intend on carrying out the business of the joint venture, which for greater certainty is to be called Arabian Heartland International Corp.

“Company Formation Documents” has the meaning given such term in Section 2.1, and includes, but is not limited to such other documents and instruments, in form and content satisfactory to the Parties, as may be required to be executed, filed, and/or registered under applicable law and regulations to form the Company.

“Contract” means a bid duly submitted by the Company to undertake the drilling of oil wells and the supply and performance of related oil field services, which for the purpose of this Agreement will include in the first instance, the SOC Contract.

“Director” means a director of the Company pursuant to this Agreement and the Company Formation Documents.

“Event of Default” is defined in Section 12.1.

“Event of Force Majeure” means Event of Force Majeure under or pursuant to the Contracts.

“FEIPCO” means Far East International Petroleum Co. LLC, a limited liability company established in the Hashemite Kingdom of Jordan.

“FEIPCO Certificates” is defined in Section 3.1(b).

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“Heartland” means Heartland International Oil Corp., a BVI corporation.

“Heartland Certificates” is defined in Section 3.1(a).

“Information” means any proprietary or confidential information, including technical, business or commercial information, specifications, drawings, sketches, models, charters, surveys, logs, samples, data, formulae, algorithms, computer programs, software or other documentation, in whatever form, recorded or orally provided.

“Initial Capital Contribution” is defined in Section 2.5(a).

“Initial Shares” is defined in Section 2.5(b).

“Interest” means, as applicable in the context in which used in the Agreement, the number of Shares issued to and owned by a Shareholder, a Shareholder’s interest and rights in or under such Shares, or a Shareholder’s percentage of the total number of Shares which have been issued, are outstanding, and are fully paid and non-assessable, and as may have been adjusted in accordance with the terms of this Agreement from time to time.

“Liens” means any liens, charges, pledges, options, mortgages, hypothecations, security interests, claims, easements, rights-of-way, servitudes, title defects, rights of third parties, and other encumbrances of every type and description, whether imposed by law, grant, conveyance, agreement, understanding, or otherwise.

“Nonaffected Party” is defined in Section 11.1.

“Officers” means the officers of the Company as defined in Section 6.3.

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“Parties” means Heartland and FEIPCO collectively.

“Party” means each of Heartland and FEIPCO.

“Payment in Kind” means the payment in kind of light crude oil (gravity not less than 30.0 API or as otherwise provided under the Barter Agreement) stipulated under the Barter Agreement for services performed under the Contracts and all subsequent related drilling contracts at a price for such light crude oil which is discounted by 30% below the stated market value of such light crude oil at the time of the due date of such payments as quoted on NYMEX; and (ii) an additional related discount, as adjusted from time to time, based on market conditions and destinations.

“Prohibited Payments” means any offer, gift or payment, or authorization or promise of an offer, gift or payment, of any money or thing of value to or for the benefit of any official or employee of any government (or of any department, agency or other instrumentality of any government) of any country or subdivision of any country, or any person acting in an official capacity on behalf of such government or instrumentality, or any political party or official of any political party, or any candidate for political office, for the purposes of influencing any act or decision of such person or party in his or its official capacity (including an act or omission to act in violation of his or its lawful duties), or inducing such person or party to use his or its influence to affect or influence to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business for or with, or directing business to, any person or entity (solely for purposes of this Agreement and not as an admission under or interpretation of the United States Foreign Corrupt Practices Act or any statute or regulation of any country, the term “government instrumentality” shall be deemed to include any enterprise in which a government owns a substantial equity interest or which any government controls).

“Shares” means the common stock, par value $ 10.00 USD per share of the Company.

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“Shareholder” means each of Heartland and FEIPCO and any subsequent holder of an Interest in the Company who has obtained its Interest in accordance with the terms of this Agreement.

“SOC” shall have the meaning assigned thereto in Recital C.

“SOC Contract” means the final bid contract submitted by the Company to SOC relating to the drilling of 64 wells, in the form attached hereto as Schedule “D” .

“Supermajority Vote” means the vote of one (1) or more Shareholders present in person or by proxy at any general or special meeting of the Shareholders which was duly called and notified pursuant to the Company Formation Documents, which singly or collectively own at least seventy five percent (75%) of the Shares or Interests which are fully paid and non-assessable represented at such meeting.

“Transaction Documents” means this Agreement, and all documents, agreements, contracts and otherwise incorporated by reference in or attached hereto.

HEARTLAND Joint Venture Agreement

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